Exhibit 23

                              ACCOUNTANT'S CONSENT


Board of Directors
BFC Financial Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 (Registration No. 333-12543) of BFC Financial Corporation of our report dated March 20, 1998, relating to the consolidated statements of financial condition of BFC Financial Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of BFC Financial Corporation.


                                               KPMG PEAT MARWICK LLP


Fort Lauderdale, Florida
March 25, 1998